September 17, 2024

Marita Zuraitis

Re: Outstanding Equity Awards

Dear Marita:

Horace Mann Educators Corporation (the "Company") values your role leading the organization and looks forward to continuing to work with you in the years ahead. In recognition of your role, and the importance of your contributions to the Company, we are pleased to present you with this letter agreement, which revises certain terms of your non-qualified stock options, service-vested restricted stock units and performance-based restricted stock units outstanding as of the date hereof or future grants made through calendar year 2027 (the "Covered Awards"). Except as set forth below, the terms of your award agreements and the Company's 2010 Comprehensive Executive Compensation Plan, as amended from time to time (the "Plan") continue to govern the Covered Awards.

Subject to your continued employment with the Company through December 31, 2027, or such earlier date as may be mutually agreed upon by you and the Company (such date, the "Effective Date"), the Company will waive the continued service requirements applicable to the Covered Awards effective as of the Effective Date. With respect to service-vested restricted stock units and stock options, such Covered Awards will become immediately vested as of the Effective Date and options will remain exercisable through the expiration date included in the applicable award agreement as if your employment had continued through such date. Performance-based restricted stock units will remain outstanding and settle based on actual performance achievement at the end of the applicable performance period.

For the avoidance of doubt, in the event of your death, disability, retirement or Separation from Service (as defined in the Plan) for any reason prior to the Effective Date, the Covered Awards will be treated as set forth in the applicable award agreement.

Your receipt of this agreement does not affect your "at will" employment status with the Company or your eligibility under the Horace Mann Service Corporation Executive Severance Plan and the Horace Mann Service Corporation Executive Change in Control Plan ("CIC Plan").

We look forward to your continued efforts and support during this time.

Sincerely,

H. Wade Reece
Chairman of the Board

ACKNOWLEDGED AND ACCEPTED

Marita Zuraitis
President & Chief Executive Officer

Date: 9/17/24